THE DESSAUER GLOBAL EQUITY FUND
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5 Bay State Court * P.O. 1689 * Orleans, Massachusetts 02653
508.255.1651 * fx 508.255.9243

NEWS RELEASE.....

         Orleans, MA, January 21,  1998......Management  of the entire portfolio of the closed-end Dessauer Global Equity Fund will henceforth be the responsibility of Dessauer & McIntyre Asset Management, Inc. (formerly Dessauer Asset Management Inc.), according to John P. Dessauer, chairman of the fund. Dessauer stated that the change in management responsibility, previously shared with Guinness Flight Investment Management, Ltd., has been approved by the fund's board of trustees.

         Dessauer acknowledged the crucial role played by Guinness Flight as co-investment adviser, in the May 1997 launch and initial investment management role during the early months of the fund. "Without the help and involvement of Guinness Flight this fund would not exist," he stated.